Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD 2023 EARNINGS

Reno, Nevada, July 19, 2023 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the second quarter of 2023 of $6.7 million or $1.14 per share, an increase of $1.0 million from $5.7 million or $0.97 per share during the second quarter of 2022. Diluted earnings per share increased to $1.12 per share during the three months ended June 30, 2023 up from $0.96 per share during the quarter ended June 30, 2022.

For the six months ended June 30, 2023, the Company reported net income of $14.3 million or $2.44 per share, an increase of $2.9 million from $11.4 million or $1.95 per share earned during the six months ended June 30, 2022. Earnings per diluted share increased to $2.41 during the six months ended June 30, 2023 up $0.48 from $1.93 during the first six months of 2022. Earnings during 2023 set a record for any six month period ending June 30th in the Company’s history.

Return on average assets was 1.70% during the current quarter, up from 1.40% during the second quarter of 2022. Return on average equity increased to 20.5% for the three months ended June 30, 2023, up from 19.0% during the second quarter of 2022. Return on average assets was 1.81% during the six months ended June 30, 2023, up from 1.41% during the first half of 2022. Return on average equity increased to 22.7% for the six months ended June 30, 2023, up from 18.3% during the first half of 2022.

Balance Sheet Highlights

June 30, 2023 compared to June 30, 2022

●	Gross loans increased by $74 million, or 9%, to $936 million.
●	Investment securities increased by $104 million to $469 million.
●	Total equity increased by $12.4 million, or 11% to $129 million.

President’s Comments

“Plumas Bancorp achieved record earnings for the first six months and second quarter of 2023,” Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, announced.

“The ongoing performance was driven by net interest income and net interest margin. Additionally, our ability to maintain a low cost of funds has been and persists as a significant factor in driving profitability.

We continue to evaluate lending opportunities while prioritizing liquidity and assess portfolio performance, allocating resources accordingly with a long-term perspective on performance. Enhancing technology and operational efficiency further will equip us to navigate the evolving landscape effectively,” Ryback explained.

“The opening of the Chico branch in the second quarter expanded Plumas Bank’s services in Butte County from a loan production office to a full-service branch which has been well-received in the community. Additionally, we continue exploring avenues for strategic opportunities that align with our long-term growth objectives,” Ryback concluded.

Loans, Deposits, Investments and Cash

Gross loans increased by $74 million, or 9%, from $862 million at June 30, 2022, to $935 million at June 30, 2023. Increases in loans included, $69 million in commercial real estate loans, $15 million in automobile loans, $1 million in equity lines of credit, $1 million in agricultural loans and $1 million in other loans; these items were partially offset by a decrease of $9 million in commercial loans, $4 million in construction loans and $1 million in residential loans. The decrease in commercial loans included a decline in PPP loans from $8.0 million at June 30, 2022 to $265,000 at June 30, 2023.

On June 30, 2023, approximately 79% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Loans indexed to the prime interest rate were approximately 21% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits decreased by $77 million to $1.4 billion at June 30, 2023. The decrease in deposits includes decreases of $48 million in demand deposits, $33 million in money market accounts, and $27 million in savings deposits. Partially offsetting these decreases was an increase in time deposit of $31 million. We attribute much of the decrease to the current interest rate environment as we have seen some deposits leave for higher rates and some customers reluctant to borrow to fund operating expense and instead have drawn down their excess deposit balances. Beginning in April 2023 we began offering a time deposit promotion offering for a limited time 7-month and 11-month time deposits at an interest rate of 4%. We discontinued this promotion, which generated $46 million in deposits, on June 30, 2023. At June 30, 2023, 51% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $104 million from $365 million at June 30, 2022, to $469 million at June 30, 2023. The Bank’s investment security portfolio consists of debt securities issued by the US Government, US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks decreased by $226 million from $318 million at June 30, 2022, to $92 million at June 30, 2023.

Asset Quality and CECL

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2023 were $9.6 million, up from $2.0 million at June 30, 2022. Included in the $9.6 million were $5 million in loans to one customer which were over 90 days past due but not nonaccrual. These loans, which were modified during June, were brought current in July. Nonperforming assets as a percentage of total assets increased to 0.61% at June 30, 2023 up from 0.12% at June 30, 2022. OREO decreased by $286,000 from $369,000 at June 30, 2022 to $83,000 at June 30, 2023. Nonperforming loans were $9.5 million at June 30, 2023 and $1.6 million at June 30, 2022. Much of the increase in nonperforming loans were loans to walnut growers including the $5 million in loans past due over 90 days but not nonaccrual. Walnuts prices have declined significantly from 2022 levels. Nonperforming loans as a percentage of total loans increased to 1.02% at June 30, 2023, up from 0.18% at June 30, 2022.

Upon adoption of CECL we recorded an increase in the allowance for credit losses of $529,000 and an increase in the reserve for unfunded commitments of $258,000. The decline in equity, net of tax, related to these two adjustments totaled $554,000. During the first half of 2023 we recorded a provision for credit losses of $2,875,000 consisting of a provision for loan losses of $2,550,000 and an increase in the reserve for unfunded commitments of $325,000. The increase in the reserves was principally related to an increase in qualitative reserves related to the continuation of increases in market interest rates, a reduction in economic activity and $837,000 in specific reserves on two loans to one borrower. As time progresses the results of economic conditions will require CECL model assumption inputs to change and further refinements to the estimation process may also be identified.

Net charge-offs totaled $411,000 and $133,000 during the six months ended June 30, 2023 and 2022, respectively. The allowance for credit losses totaled $13.4 million at June 30, 2023 and $10.9 million at June 30, 2022. The allowance for credit losses as a percentage of total loans increased from 1.27% at June 30, 2022 to 1.43% at June 30, 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the six months ended June 30, 2023 and 2022 (in thousands).

Allowance for Credit Losses	June 30, 2023	June 30, 2022
Balance, beginning of period	$10,717	$10,352
Impact of CECL adoption	529	-
Provision charged to operations	2,550	700
Losses charged to allowance	(738)	(469)
Recoveries	327	336
Balance, end of period	$13,385	$10,919

Reserve for Unfunded Commitments	June 30, 2023	June 30, 2022
Balance, beginning of period	$341	$341
Impact of CECL adoption	258	-
Provision charged to operations	325	-
Balance, end of period	$924	$341

Shareholders’ Equity

Total shareholders’ equity increased by $12.4 million from $116.2 million at June 30, 2022, to $128.6 million at June 30, 2023. The $12.4 million includes earnings during the twelve-month period totaling $29.3 million and stock option and restricted stock activity totaling $606,000. These items were partially offset by the payment of cash dividends totaling $4.8 million, an increase in accumulated other comprehensive loss of $12.2 million and the adjustment recorded on the adoption of CECL, net of tax, of $554,000.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive offering rates on deposit products and the use of established lines of credit.

The Company is a member of the FHLB and can borrow up to $231 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $397 million. The Company is also eligible to participate in the Bank Term Lending Program. The Federal Reserve Board, on March 12, 2023, announced the creation of a new Bank Term Funding Program (BTFP). The BTFP offers loans of up to one year in length to banks, savings associations, credit unions, and other eligible depository institutions pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. These assets will be valued at par. The Company has pledged as collateral under the BTFP securities with a par value of $96 million at June 30, 2023. In addition to its FHLB borrowing line and the BTFP, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB or the correspondent banks at June 30, 2023 and June 30, 2022.

The Company estimates that it has approximately $460 million in uninsured deposits. Of this amount, $101 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations for the foreseeable future.

Net Interest Income and Net Interest Margin

Net interest income was $17.2 million for the three months ended June 30, 2023, an increase of $3.8 million from the same period in 2022. The increase in net interest income includes an increase of $4.5 million in interest income partially offset by an increase of $0.7 million in interest expense. Interest and fees on loans, including loans held for sale, increased by $2.3 million related to growth in the loan portfolio and an increase in yield on the portfolio. Net loan fees/costs declined from net fees of $200,000 during the 2022 quarter to net costs of $231,000 during the three months ended June 30, 2023. This decline is mostly related to a decline in fees earned on PPP loans.

Including loans held for sale, average loan balances increased by $65 million, while the average yield on these loans increased by 62 basis points from 5.21% during the second quarter of 2022 to 5.84% during the current quarter. The increase in loan yield includes the effect of an increase in market rates during 2023 partially offset by a decline in PPP fee income as described above. The average prime interest rate increased from 3.94% during the second quarter of 2022 to 8.16% during the current quarter.

Interest on investment securities increased by $1.9 million from the second quarter of 2022, related to an increase in average investment securities of $141 million to $478 million and an increase in yield on the investment portfolio from 2.31% during the second quarter of 2022 to 3.24% during the current quarter. Interest on interest-earning cash balances increased by $304,000 related to an increase in the rate earned on these balances partially offset by a decrease in average interest-earning cash balances. The rate paid on interest-earning cash balances increased from 0.84% during the second quarter of 2022 to 5.14% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank. The average rate paid on Federal Reserve balances was 0.84% during the second quarter of 2022 and 5.06% during the current quarter. Average interest-earning cash balances declined from $314 million during the second quarter of 2022 to $75 million in the current quarter related to a decline in average deposits and increases in loans and investments.

Average interest earning assets during the three months ended June 30, 2023 totaled $1.5 billion, a decrease of $33 million from the same period in 2022. The average yield on interest earning assets increased 131 basis points to 4.96%, up from 3.65% for the same period in 2022. Net interest margin for the three months ended June 30, 2023 increased 112 basis points to 4.69%, up from 3.57% for the same period in 2022.

Net interest income for the six months ended June 30, 2023 was $34.4 million, an increase of $9.0 million from the $25.4 million earned during the same period in 2022. The increase in net interest income includes an increase of $10.0 million in interest income partially offset by an increase of $1.0 million in interest expense. Interest and fees on loans, including loans held for sale, increased by $4.4 million related to growth in the loan portfolio and an increase in yield on the portfolio. Net loan fees/costs declined from net fees of $511,000 during the 2022 period to net costs of $581,000 during the six months ended June 30, 2023. This decline is mostly related to a decline in fees earned on PPP loans. The average yield on loans, including loans held for sale, increased by 60 basis points from 5.13% during the first six months of 2022 to 5.73% during the current period.

Average interest earning assets during the current six month period totaled $1.5 billion, a decrease of $26 million from the same period in 2022. This decrease in average interest earning assets resulted from a decline in average interest-earning cash balances of $237 million, mostly offset by increases of $63 million in average loan balances and $148 million in average investment securities. The average yield on interest earning assets increased by 141 basis points to 4.88%, related to increases in market rates. Net interest margin for the six months ended June 30, 2023 increased 127 basis points to 4.66%, up from 3.39% for the same period in 2022.

Non-Interest Income/Expense

Non-interest income decreased by $521,000 to $2.1 million during the current quarter from $2.7 million during the three months ended June 30, 2022. The largest component of this decrease was a decline in gains on sale of SBA loans of $645,000. During the current quarter we sold one loan totaling $652,000. This compares to sales of $14.1 million during the second quarter of 2022. The SBA 7(a) loan product that is salable in the open market is variable rate tied to prime and we have seen a significant decline in interest in this product given the recent increases in the prime rate. While we continue to produce SBA 7(a) loans for sale at a much lower volume, we have started funding fixed rate SBA 7(a) loans which we portfolio. Additionally during the fourth quarter of 2022 and continuing into 2023 we experienced a significant decline in premiums received on the sale of SBA loans; in response during the three months ended March 30, 2023 and six months ended June 30, 2023 we chose to portfolio $4.1 million in salable SBA 7(a) loans which did not meet a minimum premium on sale.

During the six months ended June 30, 2023, non-interest income totaled $6.1 million, a decrease of $246,000 from $6.3 million during the six months ended June 30, 2022. The largest component of this decrease was a decline in gain on sale of loans of $2.1 million from $2.3 million during the six months ended June 30, 2022 to $219,000 during the current period. We did not sell SBA 7(a) loans during the second and third quarters of 2021 resulting in an inventory of loans held for sale of $31.3 million at December 31, 2021. During the first half of 2022 we sold $38.2 million in guaranteed portions of SBA 7(a) loans. This compares to $4.9 million in sales during the current period. Mostly offsetting the decline in SBA gains was a gain of $1.7 million on termination of our interest rate swaps during the first quarter of 2023.

During the three months ended June 30, 2023, total non-interest expense increased by $1.1 million from $8.0 million during the second quarter of 2022 to $9.1 million during the current quarter. The largest components of this increase were an increase in salary and benefit expense of $628,000, an increase in outside service fees of $159,000 and an increase in occupancy and equipment costs of $142,000. The increase in salary and benefit expense primarily relates to an increase in salary expense and a reduction in the deferral of loan origination costs. Salary expense increased by $440,000 which we attribute primarily to merit and promotional salary increases. In addition, our full time equivalent employee count has increased from 172 at June 30, 2022 to 176 at June 30, 2023. The deferral of loan origination costs declined by $366,000 from the second quarter of 2022 as we have seen a reduction in loan demand given the current economic environment. The increase in outside service fees was spread among several different categories, the largest of which were network administration, investment management fees, and interchange expense. Occupancy and equipment costs increased by $142,000, much of which relates to snow removal and other costs attributable to an unusually harsh winter in our service area and the opening of our new Chico, California branch during the second quarter of 2023.

During the six months ended June 30, 2023 non-interest expense increased by $2.6 million to $18.3 million. The largest components of this increase were $1.6 million in salary and benefit expenses, $345,000 in occupancy and equipment costs and $245,000 in outside service fees. The largest increases in salary and benefit expense were $728,000 in salary expense and $866,000 in the deferral of loan origination costs.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2023	2022	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$91,765	$317,657	$(225,892)	(71.1)%
Investment securities	468,920	365,189	103,731	28.4%
Loans, net of allowance for credit losses	924,666	853,427	71,239	8.3%
Loans held for sale	384	4,646	(4,262)	(91.7)%
Premises and equipment, net	19,377	18,212	1,165	6.4%
Bank owned life insurance	15,902	16,031	(129)	(0.8)%
Real estate acquired through foreclosure	83	369	(286)	(77.5)%
Goodwill	5,502	5,502	-	0.0%
Accrued interest receivable and other assets	46,386	39,593	6,793	17.2%
Total assets	$1,572,985	$1,620,626	$(47,641)	(2.9)%

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Deposits	$1,395,160	$1,472,602	$(77,442)	(5.3)%
Accrued interest payable and other liabilities	39,267	21,556	17,711	82.2%
Borrowings	10,000	-	10,000	100.0%
Junior subordinated deferrable interest debentures	-	10,310	(10,310)	(100.0)%
Total liabilities	1,444,427	1,504,468	(60,041)	(4.0)%
Common stock	27,739	27,133	606	2.2%
Retained earnings	139,191	115,212	23,979	20.8%
Accumulated other comprehensive income, net	(38,372)	(26,187)	(12,185)	(46.5)%
Shareholders’ equity	128,558	116,158	12,400	10.7%
Total liabilities and shareholders’ equity	$1,572,985	$1,620,626	$(47,641)	(2.9)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2023	2022	Dollar Change	Percentage Change

Interest income	$18,223	$13,717	$4,506	32.8%
Interest expense	984	289	695	240.5%
Net interest income before provision for loan losses	17,239	13,428	3,811	28.4%
Provision for loan losses	1,350	400	950	237.5%
Net interest income after provision for loan losses	15,889	13,028	2,861	22.0%
Non-interest income	2,143	2,664	(521)	(19.6)%
Non-interest expense	9,098	8,033	1,065	13.3%
Income before income taxes	8,934	7,659	1,275	16.6%
Provision for income taxes	2,274	1,979	295	14.9%
Net income	$6,660	$5,680	$980	17.3%

Basic earnings per share	$1.14	$0.97	$0.17	17.5%
Diluted earnings per share	$1.12	$0.96	$0.16	16.7%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30,	2023	2022	Dollar Change	Percentage Change

Interest income	$36,010	$26,033	$9,977	38.3%
Interest expense	1,622	590	1,032	174.9%
Net interest income before provision for loan losses	34,388	25,443	8,945	35.2%
Provision for loan losses	2,875	700	2,175	310.7%
Net interest income after provision for loan losses	31,513	24,743	6,770	27.4%
Non-interest income	6,068	6,314	(246)	(3.9)%
Non-interest expense	18,323	15,707	2,616	16.7%
Income before income taxes	19,258	15,350	3,908	25.5%
Provision for income taxes	4,973	3,953	1,020	25.8%
Net income	$14,285	$11,397	$2,888	25.3%

Basic earnings per share	$2.44	$1.95	$0.49	25.1%
Diluted earnings per share	$2.41	$1.93	$0.48	24.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
EARNINGS PER SHARE
Basic earnings per share	$1.14	$1.30	$0.97	$2.44	$1.95
Diluted earnings per share	$1.12	$1.28	$0.96	$2.41	$1.93
Weighted average shares outstanding	5,862	5,855	5,843	5,858	5,834
Weighted average diluted shares outstanding	5,929	5,940	5,909	5,932	5,913
Cash dividends paid per share [1]	$0.25	$0.25	$0.16	$0.50	$0.32

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.70%	1.93%	1.40%	1.81%	1.41%
Return on average equity	20.5%	25.0%	19.0%	22.7%	18.3%
Yield on earning assets	4.96%	4.81%	3.65%	4.88%	3.47%
Rate paid on interest-bearing liabilities	0.56%	0.36%	0.16%	0.46%	0.16%
Net interest margin	4.69%	4.64%	3.57%	4.66%	3.39%
Noninterest income to average assets	0.55%	0.99%	0.66%	0.77%	0.78%
Noninterest expense to average assets	2.32%	2.33%	1.98%	2.33%	1.94%
Efficiency ratio [2]	46.9%	43.8%	49.9%	45.3%	49.5%

	6/30/2023	3/31/2023	6/30/2022	12/31/2022	12/31/2021
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$13,385	$12,330	$10,919	$10,717	$10,352
Allowance for loan losses as a percentage of total loans	1.43%	1.35%	1.27%	1.18%	1.23%
Allowance for loan losses as a percentage of total loans - excluding PPP loans	1.43%	1.35%	1.28%	1.18%	1.29%
Nonperforming loans	$9,535	$3,971	$1,551	$1,172	$4,863
Nonperforming assets	$9,636	$4,153	$1,960	$1,190	$5,397
Nonperforming loans as a percentage of total loans	1.02%	0.43%	0.18%	0.13%	0.58%
Nonperforming assets as a percentage of total assets	0.61%	0.26%	0.12%	0.07%	0.33%
Year-to-date net charge-offs	$411	$166	$133	$935	$675
Year-to-date net charge-offs as a percentage of average	0.09%	0.07%	0.03%	0.11%	0.09%
loans (annualized)

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,864	5,862	5,845	5,850	5,817
Shareholders' equity	$128,558	$128,823	$116,158	$119,004	$134,082
Book value per common share	$21.92	$21.98	$19.87	$20.34	$23.05
Tangible common equity[3]	$121,947	$122,152	$109,287	$112,273	$127,067
Tangible book value per common share[4]	$20.80	$20.84	$18.70	$19.19	$21.84
Tangible common equity to total assets	7.8%	7.7%	6.7%	6.9%	7.9%
Gross loans to deposits	67.0%	65.0%	58.5%	62.6%	58.3%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.3%	9.8%	8.7%	9.2%	8.4%
Common Equity Tier 1 Ratio	15.0%	14.8%	14.4%	14.7%	14.4%
Tier 1 Risk-Based Capital Ratio	15.0%	14.8%	14.4%	14.7%	14.4%
Total Risk-Based Capital Ratio	16.2%	16.0%	15.5%	15.7%	15.5%

(1)      The Company paid  a quarterly cash dividends of $0.25 per share on February 15, 2023 and May 15, 2023 and a quarterly cash dividend of $0.16 per share on February 15, 2022, May 16, 2022, August 15, 2022 and November 15, 2022 and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less goodwill and core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	6/30/2023			6/30/2022
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$919,751	$13,388	5.84%	$846,358	$10,992	5.21%
Loans held for sale	202	5	9.93%	8,600	123	5.74%
Investment securities	351,986	2,938	3.35%	238,477	1,315	2.21%
Non-taxable investment securities (1)	126,148	927	2.95%	98,552	626	2.55%
Interest-bearing deposits	75,233	965	5.14%	314,289	661	0.84%
Total interest-earning assets	1,473,320	18,223	4.96%	1,506,276	13,717	3.65%
Cash and due from banks	26,050			48,852
Other assets	74,888			68,522
Total assets	$1,574,258			$1,623,650

Interest-bearing liabilities:
Money market deposits	229,886	338	0.59%	255,088	56	0.09%
Savings deposits	383,599	208	0.22%	396,868	85	0.09%
Time deposits	67,986	318	1.88%	61,955	42	0.27%
Total deposits	681,471	864	0.51%	713,911	183	0.10%
Borrowings	10,000	113	4.53%	-	-	-%
Junior subordinated debentures	-	-	-%	10,310	90	3.50%
Other interest-bearing liabilities	16,900	7	0.17%	10,135	16	0.63%
Total interest-bearing liabilities	708,371	984	0.56%	734,356	289	0.16%
Non-interest-bearing deposits	718,372			757,655
Other liabilities	17,411			11,935
Shareholders' equity	130,104			119,704
Total liabilities & equity	$1,574,258			$1,623,650
Cost of funding interest-earning assets (4)			0.27%			0.08%
Net interest income and margin (5)		$17,239	4.69%		$13,428	3.57%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $3.6 million for 2023 and $3.4 million for 2022 are included in average loan balances for computational purposes.
(3) Net (cost) fees included in loan interest income for the three-month periods ended June 30, 2023 and 2022 were ($231) thousand and $200 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the six-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Six Months Ended			For the Six Months Ended
	6/30/2023			6/30/2022
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$916,389	$26,041	5.73%	$838,866	$21,302	5.12%
Loans held for sale	1,016	46	9.13%	15,624	429	5.54%
Investment securities	347,002	5,752	3.34%	226,609	2,314	2.06%
Non-taxable investment securities (1)	125,388	1,841	2.96%	97,703	1,159	2.39%
Interest-bearing deposits	97,103	2,330	4.84%	333,615	829	0.50%
Total interest-earning assets	1,486,898	36,010	4.88%	1,512,417	26,033	3.47%
Cash and due from banks	26,386			51,663
Other assets	75,034			64,634
Total assets	$1,588,318			$1,628,714

Interest-bearing liabilities:
Money market deposits	232,855	555	0.48%	258,833	122	0.10%
Savings deposits	392,899	407	0.21%	390,812	167	0.09%
Time deposits	58,057	369	1.28%	63,045	88	0.28%
Total deposits	683,811	1,331	0.39%	712,690	377	0.11%
Borrowings	5,691	141	5.00%	-	-	-%
Junior subordinated debentures	4,575	141	6.22%	10,310	179	3.50%
Other interest-bearing liabilities	17,687	9	0.10%	11,987	34	0.57%
Total interest-bearing liabilities	711,764	1,622	0.46%	734,987	590	0.16%
Non-interest-bearing deposits	733,781			755,979
Other liabilities	15,908			11,919
Shareholders' equity	126,865			125,829
Total liabilities & equity	$1,588,318			$1,628,714
Cost of funding interest-earning assets (4)			0.22%			0.08%
		$34,388	4.66%		$25,443	3.39%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $3.0 million for 2023 and $4.2 million for 2022 are included in average loan balances for computational purposes.
(3) Net (costs) fees included in loan interest income for the six-month periods ended June 30, 2023 and 2022 were ($581) thousand and $511 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the six-month periods ended June 30, 2023 and 2022.

	For the Six Months Ended
	June 30,
	2023	2022	Dollar Change	Percentage Change
Gain on termination of swaps	$1,707	$-	$1,707	100.0%
Interchange income	1,539	1,615	(76)	(4.7)%
Service charges on deposit accounts	1,313	1,170	143	12.2%
Loan servicing fees	476	422	54	12.8%
Gain on sale of loans, net	219	2,335	(2,116)	(90.6)%
Earnings on life insurance policies	204	187	17	9.1%
Other	610	585	25	4.3%
Total non-interest income	$6,068	$6,314	$(246)	(3.9)%

The following table presents the components of non-interest expense for the six-month periods ended June 30, 2023 and 2022.

	For the Six Months Ended
	June 30,
	2023	2022	Dollar Change	Percentage Change
Salaries and employee benefits	$9,933	$8,320	$1,613	19.4%
Occupancy and equipment	2,593	2,248	345	15.3%
Outside service fees	2,175	1,930	245	12.7%
Professional fees	626	616	10	1.6%
Advertising and shareholder relations	460	302	158	52.3%
Director compensation and expense	438	275	163	59.3%
Telephone and data communication	403	382	21	5.5%
Deposit insurance	370	372	(2)	(0.5)%
Armored car and courier	347	315	32	10.2%
Business development	305	242	63	26.0%
Loan collection expenses	217	143	74	51.7%
Amortization of core deposit intangible	120	144	(24)	(16.7)%
Other	336	418	(82)	(19.6)%
Total non-interest expense	$18,323	$15,707	$2,616	16.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended June 30, 2023 and 2022.

	For the Three Months Ended
	June 30,
	2023	2022	Dollar Change	Percentage Change
Interchange income	$824	$853	$(29)	(3.4)%
Service charges on deposit accounts	694	604	90	14.9%
Loan servicing fees	241	212	29	13.7%
Earnings on life insurance policies	100	93	7	7.5%
(Loss) gain on sale of loans, net	(11)	634	(645)	(101.7)%
Other	295	268	27	10.1%
Total non-interest income	$2,143	$2,664	$(521)	(19.6)%

The following table presents the components of non-interest expense for the three-month periods ended June 30, 2023 and 2022.

	For the Three Months Ended
	June 30,
	2023	2022	Dollar Change	Percentage Change
Salaries and employee benefits	$4,866	$4,238	$628	14.8%
Occupancy and equipment	1,253	1,111	142	12.8%
Outside service fees	1,181	1,022	159	15.6%
Professional fees	284	337	(53)	(15.7)%
Advertising and shareholder relations	281	190	91	47.9%
Telephone and data communication	203	191	12	6.3%
Director compensation and expense	196	134	62	46.3%
Deposit insurance	182	175	7	4.0%
Armored car and courier	182	167	15	9.0%
Business development	166	127	39	30.7%
Loan collection expenses	87	75	12	16.0%
Amortization of core deposit intangible	60	72	(12)	(16.7)%
Other	157	194	(37)	(19.1)%
Total non-interest expense	$9,098	$8,033	$1,065	13.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at June 30, 2023 and 2022.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2023	6/30/2023	6/30/2022	6/30/2022
Commercial	$74,958	8.0%	$84,378	9.8%
Agricultural	126,841	13.6%	125,807	14.6%
Real estate – residential	14,878	1.6%	15,867	1.8%
Real estate – commercial	517,289	55.3%	447,980	52.0%
Real estate – construction & land	56,331	6.0%	60,891	7.1%
Equity Lines of Credit	35,877	3.8%	34,745	4.0%
Auto	103,050	11.0%	87,907	10.2%
Other	5,990	0.7%	4,577	0.5%
Total Gross Loans	$935,214	100%	$862,152	100%

The following table shows the distribution of deposits by type at June 30, 2023 and 2022.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	6/30/2023	6/30/2023	6/30/2022	6/30/2022
Non-interest bearing	$716,438	51.4%	$764,907	52.0%
Money Market	213,386	15.3%	246,067	16.7%
Savings	374,013	26.8%	401,091	27.2%
Time	91,323	6.5%	60,537	4.1%
Total Deposits	$1,395,160	100%	$1,472,602	100%